CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of
Securities Offered	Offering Price(1)	Registration Fee (2)

2.700% PowerNotes® Due March 15, 2025	$1,366,000	$158.73

TOTAL		$158.73

(1)	Excludes accrued interest, if any.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Caterpillar Financial Services Corporation PowerNotes® , with Maturities of 9 Months or More from Date of Issue Filed under Rule 424(b)(2), Registration Statement No. 333-195039

Pricing Supplement No. 8 - Dated Monday, March 23, 2015
(to Prospectus dated April 4, 2014 and Prospectus Supplement dated April 4, 2014)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement

CUSIP	Aggregate	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st	Survivor's	Product
Number	Principal	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Coupon	Option	Ranking
	Amount									Amount

14912HRQ5	$1,366,000.00	100%	1.800%	$1,341,412.00	Fixed	2.700%	Semi-	03/15/2025	09/15/2015	$12.68	Yes	Senior Unsecured
							Annual					Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Incapital LLC, BofA Merrill Lynch Agents: Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Morgan Stanley, UBS Investment Bank, Wells Fargo Securities

Offering Dates: March 17, 2015 through March 23, 2015
Trade Date: Monday, March 23, 2015 @ 12:00 PM ET
Settlement Date: Thursday, March 26, 2015
Caterpillar Financial Services Corporation
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.